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                       [CHAPMAN AND CUTLER LLP LETTERHEAD]


                                                                     EXHIBIT 5.1

                                  June 2, 2006



Littelfuse, Inc.
800 East Northwest Highway
Des Plaines, Illinois  60016


      Re:            Littelfuse, Inc.
            Form  S-8 Registration Statement
              (1934 Act File No. 0-20388)

Gentlemen:

      We have acted as special counsel for Littelfuse, Inc. ("Littelfuse") in connection with the registration statement on Form S-8 (the "Registration Statement") of Littelfuse which is being filed with the Securities and Exchange Commission on May 31, 2006, covering up to 250,000 shares of Littelfuse's Common Stock, $.01 par value (the "Common Stock"), issuable upon the exercise of options granted to participants under the Littelfuse, Inc. Outside Directors' Stock Option Plan (the "Plan").

      As such counsel, we have examined the Certificate of Incorporation and Bylaws of Littelfuse, the Plan, the Registration Statement and such other corporate documents and records and have made such other inquiries as we have deemed necessary or advisable in order to enable us to render the opinions hereinafter set forth.

      The Plan provides that shares of Common Stock issuable to participants under the Plan may be authorized but unissued shares of Common Stock or issued shares of Common Stock reacquired by Littelfuse.

      Based on the foregoing, we are of the opinion that when authorized but unissued shares of Common Stock issuable to participants under the Plan have been issued, sold and delivered pursuant to and as provided by the Plan, such shares of Common Stock will be validly issued, fully paid and nonassessable.

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      We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement.

                                                Respectfully submitted,



                                                CHAPMAN AND CUTLER LLP


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